Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 14, 2003 by and among Vital Living, Inc., (the “Purchaser”) and the selling shareholders listed on the signature page hereto (collectively, the “Selling Shareholders”).

RECITALS

A.            The Selling Shareholders own an aggregate of 100% outstanding common stock (the “Shares”) of Doctors for Nutrition, Inc., a California corporation (the “Company”), such Shares representing all of the outstanding equity of the Company.

B.            The Selling Shareholders wish to sell, and the Purchaser wishes to purchase, the Shares for the consideration set forth in Article II hereof.

C.            The Indemnifying Shareholders (as defined in Article III) and the Purchaser desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby.

D.            At the Closing, the appropriate parties hereto shall execute (i) an employment agreement with Bruce Howe and consulting agreements with each of Roger Howe and Maynard Howe (collectively, the “Employment Agreements”); (ii) the Securities Escrow Agreement (the “Escrow Agreement”) which shall serve as collateral in respect of the indemnification obligations set forth herein and therein; and (iii) Lockup Agreements with each of the Selling Shareholders (the “Lockup Agreements”) (the Employment Agreements, the Escrow Agreement and the Lockup Agreements are collectively hereinafter referred to as the “Related Agreements”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I
THE SALE OF THE INTEREST

1.1           The Sale of the Shares.   The “Closing” shall mean the closing of the purchase and sale of the Shares, which shall take place on the date of this Agreement (the “Closing Date”).  At the Closing and subject to and upon the terms and conditions of this Agreement, the Selling Shareholders agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Selling Shareholders, such number of the Shares as set forth on Exhibit A hereto, which in the aggregate constitute all of the outstanding capital stock of the Company for the consideration set forth in Article II hereof, subject to the provisions contained herein.

1.2           Delivery.   At the Closing, the Selling Shareholders will deliver to the Purchaser certificates registered in the Selling Shareholders’ names, representing all of the Shares owned by each Selling Shareholder, duly endorsed for transfer, against delivery of the Purchase Price in accordance with Article II hereof.

1.3           Related Agreements.  At the Closing, the applicable parties shall execute the Related Agreements.

1.4           Tax Consequences.  The parties intend the sale of the Shares to qualify as a tax free reorganization under Internal Revenue Code Section 368(a)(1)(B) and that this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(a).

ARTICLE II
CONSIDERATION TO BE PAID AND RELATED MATTERS

2.1           Closing Purchase Price.  Subject to the terms and conditions set forth herein, including but not limited to Section 2.2, in consideration for the sale of the Shares, the Purchaser will deliver at the Closing (subject to Section 2.2 below) the following consideration (collectively, the “Closing Purchase Price”): certificates representing in the aggregate 1,650,000 shares of Common Stock of the Purchaser (the “Purchaser Securities”) registered in the names and amounts indicated on Exhibit A.

2.2           Escrowed Shares.   On the Closing Date, 825,,000 shares of the Purchaser Securities shall be delivered to Mercantile National Bank (or such other transfer agent as may be mutually acceptable (the “Escrow Agent”), of which 650,000 shares (the “Escrow Earnout Shares”) shall be held for the purposes of providing the earnout set forth in Section 2.3 (the “Earnout Escrow Amount”), and 175,000 shares (the “Escrow Shares”) of which shall be held and made available for securing the indemnity obligations under Article VI hereof.

2.3           Earnout.

(a)           Calculation of EBITDA Amount.

As promptly as practicable following the close of business on September 30, 2004, but in no event later than December 30, 2004, the Purchaser shall, at its expense, (i) cause to be prepared, in accordance with the Specified Accounting Principles (as defined in Exhibit B) an unaudited income statement of the Company for the period (the “Earnout Period”) beginning on October 1, 2003 and ending on the close of business on September 30, 2004 (the “Income Statement”) together with a statement (the “Purchaser’s Earnout Statement”) setting forth in reasonable detail the Purchaser’s calculation of the EBITDA Amount (as defined below) and (ii) deliver to the Representative the Income Statement and the Purchaser’s Earnout Statement.  For purposes of this Agreement, the “EBITDA Amount” shall mean the total amount of net income of the Company before interest, federal and state income taxes, depreciation and amortization for the Earnout Period, as determined in accordance with the Specified Accounting Principles.

(b)           Review; Disputes.

(i)            From and after the one year anniversary of the Closing, the Purchaser shall provide the Representative and any accountants or advisors retained by the Selling Shareholders with full access to the books and records of the Company for the purposes of: (A) enabling the Selling Shareholders and their accountants and advisors to calculate, and to review the Purchaser’s calculation of, the EBITDA Amount; and (B) identifying any dispute related to the calculation of the EBITDA Amount in the Purchaser’s Earnout Statement.  Costs associated with the foregoing shall be borne by the Selling Shareholders, unless there has been a dispute as set forth below and the EBITDA Amount calculated by the Designated Accounting Firm is more than $10,000 greater than the EBITDA Amount reflected in the Purchaser’s Earnout Statement, in which case such costs shall be borne by the Purchaser.

(ii)           If the Selling Shareholders dispute the calculation of the EBITDA Amount set forth in the Purchaser’s Earnout Statement, then the Shareholders shall deliver a written notice (a “Dispute Notice”) to the Purchaser and the Escrow Agent during the 60-day period commencing upon receipt by the Shareholders of the Income Statement and the Purchaser’s Earnout Statement, as prepared by the Purchaser in accordance with the requirements of Section 2.3(a) (the “Review Period”).  The Dispute Notice shall set forth, with reasonable detail, the principal basis for the dispute of such calculation.

(iii)          If the Selling Shareholders do not deliver a Dispute Notice to the Purchaser prior to the expiration of the Review Period, the Purchaser’s calculation of the EBITDA Amount set forth in the Purchaser’s Earnout Statement shall be deemed final and binding on the Purchaser and the Shareholders for all purposes of this Agreement.

(iv)          If the Selling Shareholders deliver a Dispute Notice to the Purchaser prior to the expiration of the Review Period, then the Selling Shareholders and the Purchaser shall use commercially reasonable efforts to reach agreement on the EBITDA Amount.  If the Selling Shareholders and the Purchaser are unable to reach agreement on the EBITDA Amount within 20 days after the end of the Review Period, either party shall have the right to refer such dispute to a mutually agreed upon, nationally recognized accounting firm (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such 20th day.  In connection with the resolution of any such dispute by the Designated Accounting Firm: (i) each of the Purchaser and the Selling Shareholders shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their views as to any disputed issues with respect to the calculation of the EBITDA Amount; (ii) the Designated Accounting Firm shall determine the EBITDA Amount in accordance with the Specified Accounting Principles within 30 days of such referral and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Representative, the Purchaser and the Escrow Agent; and (iii) the determination of the EBITDA Amount made by the Designated Accounting Firm shall be final and binding on the

Purchaser and the Selling Shareholders for all purposes of this Agreement, absent manifest error.  In calculating the EBITDA Amount, the Designated Accounting Firm shall not be limited to addressing any particular disputes referred to in the Dispute Notice.  The Expert Calculations shall reflect in detail the differences, if any, between the EBITDA Amount reflected therein and the EBITDA Amount set forth in the Purchaser’s Earnout Statement.  The fees and expenses of the Designated Accounting Firm shall be borne equally by the Purchaser and the Selling Shareholders; provided, however, that if the EBITDA Amount calculated by the Designated Accounting Firm exceeds the EBITDA Amount reflected in the Purchaser’s Earnout Statement by more than $10,000, then the entire amount of such fees and expenses shall be borne by the Purchaser and if the EBITDA Amount calculated by the Designated Accounting Firm is the same or less than the EBITDA Amount reflected in the Purchaser’s Earnout Statement, then the entire amount of such fees and expenses shall be borne by the Selling Shareholders.

(c)           Determination of Amounts Payable to Selling Shareholders.  If the EBITDA Amount, as finally determined in accordance with this Section 2.3:

(v)           is less than $200,000, then the entire balance of the Earnout Escrow Shares being held by the Escrow Agent shall be released to the Purchaser;

(ii)           is at least $200,001 but less than $250,000, then (1) 125,000 shares of the Earnout Escrow Shares shall be released to the Selling Shareholders, to be distributed among them pro rata in proportion to the number of shares of Purchaser Securities received by each of them at the Closing and (2) any remaining Earnout Escrow Shares shall be released to the Purchaser; or

(iii)          is at least $250,000, then a number of Earnout Escrow Shares equal to the sum of (1) 250,000 shares of Earnout Escrow Shares plus (2) 10,000 additional shares of Earnout Escrow Shares for each additional $10,000 of EBITDA Amount in excess of $250,000 (up to the remaining balance of shares of Purchaser Securities then remaining in the Earnout Escrow Amount) shall be released to the Selling Shareholders, to be distributed among them pro rata in proportion to the number of shares of Purchaser Securities received by each of them at the Closing.

(d)           Adjustment of Purchaser Securities.  If between the date of this Agreement and the date upon which the Selling Shareholders receive any Purchaser Securities to which they are entitled under this Section 2.3, the outstanding number of shares of Purchaser Securities are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction, then the number of shares of Purchaser Securities to which the Selling Shareholders shall be entitled to receive under this Section 2.3 shall be appropriately adjusted, and if necessary to effectuate any such adjustment, the Purchaser shall cause to be issued and deposited into the Earnout Escrow Amount any additional Purchaser Securities or shares of any such other class of shares.

(e)           Acceleration of Earnout.  In the event that an Acceleration Event (as defined below) occurs during the Earnout Period, all Purchaser Securities then remaining in the Earnout Escrow Amount shall be released to the Selling Shareholders, to be distributed among them pro rata in proportion to the number of shares of Purchaser Securities received by each of them at the Closing Shareholders.  For purposes of this Agreement, an “Acceleration Event” shall mean any of the following:  (1) an acquisition (by way of merger, tender offer or otherwise) of at least 50% of the issued and outstanding shares of Purchaser Securities or all or substantially all of the assets of the Purchaser; (2) the disposition (by way of merger, share purchase or otherwise) of at least 50% of the issued and outstanding shares of common stock of he Company by the Purchaser or all or substantially all of the assets of the Company by the Purchaser; (3) a breach by the Purchaser of its funding obligations under Section 2.3(f); and (4) the termination without cause of the employment of Bruce Howe by the Purchaser.

(f)            Operation of the Company Following the Closing.

(i)            The Purchaser shall maintain the Company as a separate, wholly owned subsidiary until the third anniversary of the Closing Date.  During this three-year period, the Purchaser shall maintain a separate set of books and records for the Company for the purpose of enabling financial statements relating to the Company to be prepared.

(ii)           The Purchaser shall fund the operations of the Company in the amounts and at the times set forth in the operating budget attached hereto as Exhibit C (the “Operating Budget”) and shall provide such additional financial and other support as may reasonably be required by the Company in order to maximize the EDITDA Amount; provided, however, in no event will the Purchaser be required to fund in excess of $250,000 in the aggregate (i.e., whether such funding is pursuant to the Operating Budget or otherwise).

Until the expiration or early termination of the Earnout Period pursuant to Section 2.3(e), Bruce Howe shall have the title of President of the Company, and the Purchaser hereby agrees and acknowledges that Bruce Howe shall, as President, have authority to manage the business operations of the Company in such a manner as to maximize the EBITDA Amount (including exercising authority for all decisions related to sales, marketing and advertising of the Company’s products and the fulfillment of orders for customer accounts) subject, however, to the reporting obligations contained in Bruce Howe’s employment agreement with the Company.  Notwithstanding the foregoing, during the Earnout Period the Company shall not incur any indebtedness, enter into any material agreements outside the ordinary course of business, make any capital expenditure not identified in the Operating Budget in excess of $50,000 or vary in any material respect from the Purchaser’s overall corporate branding strategy without the prior written consent of the Purchaser.

2.4           Restrictions on Transferability.   Other than intra family transfers where the transferee agrees to bound by the Lockup Agreement, the Purchaser Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act of 1933, as amended (the

“Securities Act”).  Notwithstanding the foregoing, the Purchaser Securities may be sold, assigned, transferred or pledged upon an exemption from the registration provisions of the Securities Act or pursuant to Rule 144 under the Securities Act (“Rule 144”).

2.5           Restrictive Legend.   Each certificate representing the Purchaser Securities shall be stamped or otherwise imprinted with a legend in substantially the form (in addition to any legend required under applicable state securities laws) set forth in the Lockup Agreements being entered into by each Selling Shareholders concurrently with the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE INDEMNIFYING SHAREHOLDERS

Maynard Howe, Roger Howe and Bruce Howe shall be collectively hereinafter referred to as the “Indemnifying Shareholders.”  The Indemnifying Shareholders represent and warrant to the Purchaser, subject to the exceptions specifically disclosed in the disclosure schedule, set forth as Exhibit D hereto (the “Company Disclosure Schedule”), as set forth below.

3.1           Organization of the Company.   The Company is a corporation duly organized, validly existing and in good standing under the laws of State of California.  The Company has the corporate power to own its properties and to carry on its business as now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business requires it to be qualified.  The Company has delivered a true and correct copy of its Articles of Incorporations and Bylaws, as amended to date, to the Purchaser or its counsel.

3.2           Company Capital Structure.

(a)           The authorized and issued and outstanding equity of the Company consists of those Shares which are referenced in the Company Disclosure Schedule.  All of the Company’s outstanding Shares are held by the Selling Shareholders.

(b)           All outstanding Shares of the Company are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all applicable federal and state securities laws, and are not subject to preemptive rights created by statute, the Articles of Incorporation and Bylaws, as amended to date, of the Company or any agreement to which the Company is a party or by which it is bound.

(c)           Other than as disclosed on Schedule 3.2(c), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement regarding its capital stock.

3.3           Subsidiaries.   The Company’s has no subsidiaries, partnerships, joint ventures and other entities which the Company has an equity interest (individually, a “Subsidiary”, and collectively, the “Subsidiaries”).  The Company does not own and has not owned any interest, beneficially or of record, any corporation, partnership, joint venture or organization, whether incorporated or unincorporated.

3.4           Authority.   The execution and delivery of this Agreement by the Selling Shareholders does not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation of the Company, as amended, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument applicable to the Company or its properties or assets.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or Commission (“Governmental Entity”) or any third party, including a party to any agreement with the Company (so as not to create or cause any Conflict), is required by or with respect to the Company in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated hereby.

3.5       Financial Statements.

(a)           Schedule 3.5 of the Company Disclosure Schedule includes the Company’s audited consolidated financial statements (balance sheets, income statements and statements of cash flows) as of and for the fiscal year ending December 31, 2002 (the “Balance Sheet”) and the Company’s unaudited consolidated financial statements (balance sheets, income statement and statement of cash flow) as of and for the six months ended June 30, 2003 (the “Interim Unaudited Balance Sheet”) (collectively, the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects the assets, liabilities, revenues and expenses of the Company as of the dates thereof and the periods covered therein.

(b)           The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (a) those set forth or adequately provided for in the Financial Statements; (b) those not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP; (c) those incurred in the ordinary course of business; and (d) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

(c)           As of September 23, 2003, the Company had $$180,961of cash in its operating account, its accounts receivable were no less than $$135,437, its accounts payable were no greater than $23,207, and the Company had inventory of at least $2,014, in each case value in accordance with GAAP; and as of the Closing Date none of these amounts will vary by more than 5% from the amounts set forth in this Section 3.5(c).

3.6           Deferred Compensation.   The Company owes no deferred compensation of any kind or nature to any employee, director or consultant other than ordinary payroll payable by the Company at the end of the next pay period and reimbursement for ordinary expenses consistent with past practices.

3.7           No Changes.   Except as disclosed on Schedule 3.7 of the Company Disclosure Schedule, since June 15, 2003, there has not been, occurred or arisen any:

(a)           transaction by the Company except in the ordinary course of business as conducted on that date;

(b)           individual capital expenditure or commitment by the Company exceeding $25,000;

(c)           destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance) which individually exceeds $25,000;

(d)           labor trouble or claim of wrongful discharge of which the Company has received written notice or of which the Company’s senior management is aware or other unlawful labor practice or action;

(e)           change in accounting methods or practices (including any material change in depreciation or amortization policies or rates) by the Company;

(f)            revaluation by the Company of any of its assets other than depreciation as required by GAAP and reflected on the Unaudited Balance Sheet;

(g)           declaration, setting aside or payment of any dividends on or any other distribution (whether in cash, stock or property) in respect of any of the Company’s capital stock, or any split, combination or reclassification of any of the Company’s capital stock or the issuance or authorization of the issuance of any of the securities in respect of, in lieu of or in substitution for Shares of the capital stock of the Company, or the repurchase, redemption or other acquisition, directly or indirectly, of any Shares of the Company’s capital stock (or options, warrants, or other rights exercisable therefor);

(h)           increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

(i)            sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date;

(j)            material amendment, termination or, to the knowledge of the Indemnifying Shareholders, violation, or any threat thereof, of any distribution agreement, sales agency agreement or any material contract, agreement or license to which the Company is a party or by which it is bound other than amendment or termination by the Company pursuant to the terms thereof in the ordinary course of business;

(k)           loan by the Company to any person or entity, other than advances to employees for travel and business expenses in the ordinary course of business and consistent with past practices, or incurring by the Company of any indebtedness other than trade debt in the ordinary course of business consistent with past practices, guaranty of the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

(l)            waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(m)          issuance, exemption or sale by the Company of any its Shares, or securities exchangeable, convertible or exercisable therefor, or of any other securities except for issuances or sales as a result of rights previously granted; or

(n)           transactions by the Company with any of its officers, directors or employees (other than payment of compensation paid in the ordinary course) or with any persons or entities affiliated with any of its officers, directors or employees.

3.8           Tax and Other Returns and Reports.

(a)           Definition of Taxes.   For the purposes of this Agreement, “Tax” or, collectively, “Taxes,” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           Tax Matters.

(i)            The Company, as of the Closing Date, will have prepared and timely filed or made a timely request for extension for all required federal, state, local and foreign returns, estimates, information statements, elections, declarations and reports (collectively the “Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

(ii)           The Company as of the Closing Date will have paid or accrued all Taxes it is required to pay or accrue and (B) the Company will have withheld and timely remitted with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and remitted.

(iii)          The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or to the Indemnifying Shareholders’ knowledge proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)          No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)           The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Company’s Interim Unaudited Balance Sheet, whether asserted or unasserted, contingent or otherwise, it being acknowledged that the Purchaser is assuming such liability.

(vi)          The Company has made available to the Purchaser or its representatives copies of all foreign, federal and state income and all state sales and use Returns filed since inception.

(vii)         There are no liens, pledges, charges, claims, security Shares or other encumbrances of any sort (“Liens”) on the assets of the Company relating to or attributable to Taxes other than Liens for taxes not yet due and payable.

(viii)        The Indemnifying Shareholders have no knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(ix)           As of the Closing Date, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 404 of the Code.

(x)            The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

(xi)           The Company is not, and has not been within the time period set forth in Section 897(c)(i)(A)(ii), a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.9           Restrictions on Business Activities.   Except as disclosed on Schedule 3.9, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of the business currently being conducted by the Company.

3.10         Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment and Inventory.

(a)           Schedule 3.10(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company (collectively, the “Real Property”), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease.   All such leases are in full force and effect, and are valid and effective in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.  To the knowledge of the Indemnifying Shareholders, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).  The Company does not own any real property.

(b)           The Company has good and valid title to, or, in the case of leased properties and assets, valid leaseholds in, all of its tangible properties and assets, free and clear of any Liens (as defined in Section 3.8(b)(vii)), except (i) as reflected in the Company’ Interim Unaudited Balance Sheet, (ii) for liens for taxes not yet due and payable and such imperfections of title, (iii) for encumbrances, if any, which are not material, and (iv) all Liens on any asset of the Company, as set forth on Schedule 3.10(b) of the Company Disclosure Schedule.

3.11         Intellectual Property.   Schedule 3.11 of the Company Disclosure Schedule sets forth a complete list of all patents or patents pending or any trademark, tradenames, service mark (the “Company Intellectual Property Rights”), and any applications therefor in respect of any of the foregoing, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.   No claims with respect to the Company Intellectual Property Rights have been asserted against the Company, nor to the knowledge of the Indemnifying Shareholders, are threatened against the Company or have been asserted or threatened against a third party, nor is the Company aware, except as disclosed on Schedule 3.11, of any reasonable basis for any claims (i) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company’s business as currently conducted or (ii) challenging the validity, effectiveness, or ownership by the Company of any of the Company Intellectual Property Rights.  All registered patents, trademarks, service marks and copyrights held by the Company are valid and subsisting.  To the knowledge of Indemnifying Shareholders, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights owned by the Company by any third party, including any employee or former employee of the Company.  To the knowledge of the Indemnifying Shareholders, No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.  The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market other than as set forth in Schedule 3.9.

3.12         Agreements, Contracts and Commitments.   Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company does not have continuing obligations under, is not a party to nor is it bound by:

(a)           any collective bargaining agreements;

(b)           any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations, other than as contemplated herein or in the Employment Agreements;

(c)           any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(d)           any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

(e)           any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except as provided herein;

(f)            any fidelity or surety bond;

(g)           any lease of personal property having annual lease payments individually in excess of $25,000;

(h)           any agreement of indemnification or guaranty other than in the ordinary course of business;

(i)            any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

(j)            any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000;

(k)           any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(l)            any purchase order or contract for the purchase of raw materials involving $25,000 or more;

(m)          any construction contracts;

(n)           any agreement, contract or commitment, including distribution or agency or sales representative agreements, with any party which, during the last two fiscal years of the Company, accounted for, or is expected to account during the Company’s current fiscal year, for more than 5% of the Company’s revenue or trade payables;

(o)           any agreement for the granting of any distribution right by the Company to any other party; or

(p)           any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof in an individual amount in excess of $25,000.

The Company has not breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the material terms or conditions of (i) any agreement, contract or commitment set forth in Schedule 3.12 of the Company Disclosure Schedule, or (ii) any other material agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a “Contract”).  Each Contract is in full force and effect,  and, except as otherwise disclosed in Schedule 3.12 of the Company Disclosure Schedule, is not subject to any default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto, other than late payments, nonpayment.  Each Contract requiring any consent, waiver or third-party approval as a result of the transaction contemplated by this Agreement is disclosed in Schedule 3.12 of the Company Disclosure Schedule.  Neither the

execution of this Agreement nor consummation of the transactions contemplated hereby will cause any default or breach under any Contract, including without limitation any key man clause in any Contract, or the acceleration of any payment obligation of the Company.

3.12.1      Manufacturer and Supplier Agreements.         The Company does not have any agreements (written or oral) or understandings with any manufacturer or supplier of the Company’s products that would in any way require the Company to continue to utilize any such manufacturer or supplier and, in particular, the Company has no such agreement (written or oral) or understanding with Bactolac Pharmaceutical, or any company in which Pailla Reddy has an interest and Company is free to discontinue using Bactolac Pharmaceutical as a manufacturer and/or supplier without penalty.

3.12.2      Distributor Agreement.       The exclusive distribution rights granted to Sunshine of Minnesota dba Brady Sales (“Brady Sales”) pursuant to the Distributor Agreement dated May 20, 2003 applies only to Company’s GreensFirst product and Brady Sales has no exclusive right to distribute any of the Company’s other products.  By signing this Agreement and consummating the transactions contemplated herein, Brady Sales will not obtain any exclusive rights to market or distribute any of the Purchaser or the Purchaser’s subsidiaries products.

3.13         Interested Party Transactions.   Except as set forth in Schedule 3.13, no officer, director or,  employee or stockholder has an interest in any entity which furnishes or sells services or products that the Company furnishes or sells, or an interest in any entity that purchases from or sells or furnishes to the Company any goods or services.

3.14         Governmental Authorization.   Schedule 3.14 of the Company Disclosure Schedule accurately lists each material consent, license, grant or other authorization issued to the Company by a governmental entity pursuant to which the Company currently operates its business (herein collectively called “Company Authorizations”), which Company Authorizations, are in full force and effect and to the knowledge of the Indemnifying Shareholders constitute all Company Authorizations required to permit the Company to operate its business.

3.15         Litigation.   Other than as set forth in the Financial Statements or on Schedule 3.15,  there is no action, suit, claim or proceeding of any nature pending or, to the knowledge of the Indemnifying Shareholders after reasonable inquiry, threatened against the Company, its properties or any of its officers or directors, in their capacities as agents of the Company.  There is no investigation pending or, to the knowledge of the Indemnifying Shareholders after reasonable inquiry, threatened against the Company, its properties or any of its officers or directors, in their capacities as agents of the Company by or before any governmental entity.

3.16         Accounts Receivable; Inventory.

(a)           Set forth in Schedule 3.16 of the Company Disclosure Schedule is a list of all accounts receivable of the Company reflected on the Interim Unaudited Balance Sheet (“Accounts

Receivable”).

(b)           All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, are collectible except to the extent of reserves therefor set forth in the Unaudited Balance Sheet.  No person has any Lien on any of such Accounts Receivable, and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

3.17         Minute Books.   The minute books of the Company and the Subsidiaries, made available to counsel for the Purchaser, are the only minute books of the Company and contain a materially accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

3.18         Brokers’ and Finders’ Fees.   The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby other than as set forth in Schedule 3.18.

3.19         Employee Benefit Plans and Compensation.

(a)           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)            “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

(ii)           “Employee Plan” shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, material fringe benefits or other material employee benefits of any kind, whether formal or informal, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any “Employee” (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

(iii)          “Employee” shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

(iv)          “Employee Agreement” shall refer to each employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

(v)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(vi)          “IRS” shall mean the Internal Revenue Service;

(vii)         “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(viii)        “Pension Plan” shall refer to each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)           Except as disclosed on Schedule 3.9(b) of the Company Disclosure Schedule, the Company does not maintain an Employee Plan or participate in an Multiemployer Plan.

(c)           Pension Plans.   The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(d)           Employment Matters.   The Company (i) is in compliance in all material respects with all applicable foreign, federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  In addition, except as set forth on the Disclosure Schedule, none of the Company employees have any accrued vacation or personal time or any other accruals for any other employee benefits.

(e)           Labor.   No work stoppage or labor strike against the Company is pending or, to the knowledge of the Indemnifying Shareholders, threatened.  The Company is not involved in or, to the knowledge of the Indemnifying Shareholders, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

3.20         Insurance.   Schedule 3.20 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds, if any, covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company.   There is no claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company is in material compliance with the terms of such policies and bonds.  The Indemnifying Shareholders have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.21         Compliance with Laws.   The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except for violations that have been cured or are no longer being asserted.

3.22         Complete Copies of Materials.   Each document (or summary of same) that has been provided by the Company in response to a request by the Purchaser or its counsel is true and complete in all material respects (except as specifically noted thereon or as superceded by later documents).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Company and the Selling Shareholders, subject to the exceptions specifically disclosed in the disclosure schedule, set forth as Exhibit E hereto (the “Purchaser Disclosure Schedule”), as follows:

4.1           Organization, Standing and Power.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada.  The Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in Arizona and each other jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

4.2           Authority.   The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3           Capital Structure.

(a)  Section 4.3 (a) of the Purchaser Disclosure Schedule sets forth the capital structure of the Purchaser.  Except as set forth in Section 4.3(a) of the Purchaser Disclosure Schedule there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which the Purchaser is or may become obligated to issue or sell any shares of capital stock or other securities of the Purchaser, (ii) equity interests, stock appreciation rights, phantom stock, profit participation rights or other equity or equity derivative security of any kind of the Purchaser, (iii) preemptive or similar rights to purchase or otherwise acquire shares of capital stock of the Purchaser pursuant to any provision of law, the Articles of Incorporation or Bylaws of the Purchaser or any agreement to which the Purchaser is party or otherwise, (iv) obligation (contingent or otherwise) of the Purchaser to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof or (v) voting trusts, voting agreements, proxies or other agreements or instruments with respect to the voting of the Purchaser’s Common Stock or other securities to which the Purchaser is a party, or to the knowledge of the Purchaser, among or between any individual, corporation, partnership, limited liability company, joint venture association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof (any “Persons”) other than the Purchaser.

(b)           The Purchaser Securities to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid, non-assessable.  All shares of the Purchaser’s Common Stock and Preferred Stock previously issued have been duly authorized, validly issued, fully paid, non-assessable.

(c)           The Purchaser has no Subsidiary.  The Purchaser does not own and has not owned any interest, beneficially or of record, any corporation, partnership, joint venture or organization, whether incorporated or unincorporated.

4.4           Authority.   The Purchaser has all requisite power and authority to enter into this Agreement and the Related Agreements (collectively, the “Transaction Agreements”), as applicable, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Purchaser.  The Purchaser’s Board of Directors has duly approved the Transaction Agreements.  This Agreement has been duly executed and delivered, and the other Transaction Agreements, when delivered, will have been duly executed and delivered by the Purchaser and constitute the valid and binding obligation of the Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  The execution and delivery of this Agreement by the Purchaser does not, and, as of the Closing Date will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or Conflict with (i) any provision of the Articles of Incorporation of the Purchaser, as amended, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument applicable to the Purchaser or its properties or assets.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with the Purchaser (so as not to create or cause any Conflict), is required by or with respect to the Purchaser in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated hereby.

4.5           No Undisclosed Liabilities.

To the knowledge of the Purchaser, except for obligations incurred in the ordinary course of business which are not material and not required under GAAP to be set forth or reflected on a balance sheet or the notes thereto, the Purchaser does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, has not been reflected in the Purchaser’s financial statements as filed in the Registration Statement.

4.6           Acquisition of Purchased Shares.

The Purchaser is acquiring the Shares for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any such Shares.

4.7           SEC Documents.

The Purchaser has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the “SEC”) between December 31, 2002 and the date of this Agreement.  All reports, schedules, forms, statements and other documents filed by the Purchaser with the SEC are collectively referred to in this Agreement as the “Purchaser SEC Documents.” As of the time each of the Purchaser SEC Documents was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act or Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and (ii) except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later-filed Purchaser SEC Document, none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the Purchaser SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Purchaser as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Additional Documents and Further Assurances.   Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts as may be reasonably necessary to consummate this Agreement and the transactions contemplated hereby.

5.2           Expenses.   All fees and expenses incurred in connection with the transaction contemplated in any of the Transaction Agreements, including, without limitation, all legal, accounting, financial advisory, consulting and all other transaction fees and expenses (“Transaction Expenses”) incurred by the Selling Shareholders, Indemnifying Shareholders, the Company or the Purchaser in connection with the negotiation and closing of the Transaction Agreements, shall be the obligation of the party incurring such Transaction Expenses.

5.3           Release of Claims.   The Selling Shareholders agree that the consideration to be received by them pursuant to this Agreement represents settlement in full of all outstanding obligations owed to them by the Company or the Purchaser.  The Company, the Selling Shareholders and the Purchaser, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns, as applicable, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns, as applicable, from any claim duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that any of them may now possess arising from any omissions, acts or facts that have occurred up until and prior to the date of this Agreement including, without limitation:

(a)           any and all claims relating to or arising from any of the Selling Shareholders’ employment or directorial relationship with the Company and termination of that relationship;

(b)           any and all claims relating to, or arising from, the Selling Shareholders’ right to purchase, or actual purchase, of Shares of stock of the Company;

(c)           any and all claims of wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act;

(e)           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f)            any and all claims for attorney’s fees and costs.

5.4           Rule 144 Covenant.  With a view to making available to the Selling Shareholders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Selling Shareholder to sell securities of the Purchaser to the public without registration, Purchaser agrees to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           furnish to any Selling Stockholder, so long as the Selling Stockholder owns any of the Shares, forthwith upon request (i) a written statement by the Purchaser that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser, and (iii) such other information as may be reasonably requested in availing any Selling Stockholder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

ARTICLE VI
INDEMNIFICATION

6.1                           Indemnification.

(a)           Except in the case of fraud, active concealment or willful misrepresentation, and except as provided below, the sole and exclusive remedy and recourse of the Purchaser and its affiliates (and their respective agents and representatives) for any and all breaches, damages and losses related to this Agreement and the Escrow Agreement and the transactions contemplated herein and therein, including any breach of any representations, warranties and covenants made by the Company or the Indemnifying Shareholders in this Agreement, shall be limited to the right of offset against the Escrow Amount in accordance with the terms of the Escrow Agreement; provided, however, such limitation on Purchaser’s remedies and recourse shall not apply to breaches of Section 3.1and with respect to Damages relating to any inaccuracy in the representations and warranties contained in Section 3.8 which the Indemnifying Shareholders will remain liable for (up to the Escrow Amount) even after the Escrow Amount is released as provided in Section 6.6 below.  If the Escrow Amount is insufficient to fully satisfy any Damages (as defined in 6.1(b) below) then the Selling Shareholders shall make available and the Purchaser may proceed against an additional 75,000 shares of Purchaser Securities to satisfy the Damages suffered by Purchaser.

(b)           Subject to the limitations set forth in this Article VI and the other limitations set forth in this Agreement, the Purchaser shall be entitled to be indemnified against any Damages actually incurred by the Purchaser as a result of (i) any inaccuracy in any representation or warranty of the Indemnifying Shareholders set forth in this Agreement or (ii) the breach of any covenant of the Selling Shareholders (or any of them) contained in this Agreement.  “Damages” shall mean any liabilities, losses, damages, penalties, fines, costs or expenses, including reasonable legal, expert and consultant fees and expenses, but excluding any special, indirect, consequential, exemplary and punitive damages and also excluding any damages associated with any lost profits or lost opportunities; provided, however, that for purposes of computing the amount of any Damages incurred by the Purchaser: (i) there shall be deducted an amount equal to the amount of any tax benefit actually received or receivable by the Purchaser or any of its affiliates in connection with such Damages or any of the circumstances giving rise thereto; and (ii) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by the Purchaser or any of its affiliates in connection with such Damages or any of the circumstances giving rise thereto.  “Damages” shall be further limited as set forth in Section 6.5.  No representation or warranty of the Company or the Indemnifying Shareholders shall be deemed to be or to have been inaccurate if the Purchaser or its representatives had actual knowledge, on or prior to the date of this Agreement, of the inaccuracy of such representation or warranty.

(c)           To secure the indemnification obligations of the Indemnifying Shareholders hereunder, the Purchaser Securities remaining in the Escrow Account provided for by the Escrow Agreement after the disbursement contemplated by Section 2.3 shall be disbursed only in accordance with the provisions hereof and in such Escrow Agreement.

6.2           Method of Asserting Claims.

(a)           The Purchaser shall give prompt written notice (the “Claim Notice”) to the Representative (as defined in Section 6.7) as agent for the Indemnifying Shareholders, and to the Escrow Agent, of any claim or event known to it which gives rise or may give rise to a claim for indemnification hereunder by the Purchaser against the Indemnifying Shareholders (an “Indemnifiable Claim”).  The Claim Notice shall specify the nature and estimated amount of such Damages (the “Claimed Amount”).  The failure of the Purchaser to give notice as provided in this Section 6.2 shall not relieve the Indemnifying Shareholders of their obligations under this Article VII, except to the extent that such failure has materially and adversely affected the rights of the

Indemnifying Shareholders.  In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any person who is not a party to this Agreement (a “Third-Party Claim”), the Purchaser also shall give the Representative, as agent for the Indemnifying Shareholders, copies of any written claims, process or legal pleadings with respect to such Third-Party Claim promptly after such documents are received by the Purchaser.

(b)           Within 20 calendar days after delivery of a Claim Notice, the Representative shall provide written notice (the “Certificate of Objection”) to the Purchaser and the Escrow Agent of his objections, if any, to the Claim Notice.

(i)            If the Representative fails to deliver the Certificate of Objection to the Purchaser and the Escrow Agent within such time period, the Purchaser shall be entitled to receive the Claimed Amount from the Escrow Shares by cancellation of shares in an amount determined by dividing (a) the total amount of Damages set forth on the Claim Notice multiplied by 1.5 (unless it was a Third Party Claim the Representative did not elect to defend then the Damages shall be multiplied by 2 as provided in Section 6.3 below) by (b) the average of the closing prices of the Purchaser Securities as set forth on the Over the Counter Bulletin Board as reported by Nasdaq for the 30 trading days after the date of delivery of the Claim Notice.  Notwithstanding the foregoing, in no event shall “(b)” in the foregoing formula be less than $1.00.

(ii)           If the Representative delivers a Certificate of Objection to the Escrow Agent (it being understood that Escrow Agent may rely on such Certificate of Objection for the purposes of refusing to make any disbursement), then Purchaser Securities equal to the amount that would have been released to Purchaser (or cancelled) if no Certificate of Objection was delivered to Escrow Agent shall not be released by Escrow Agent from the Escrow Shares until such time as (A) joint written instructions (the “Joint Instructions”), executed by the Representative and the Purchaser, are delivered to the Escrow Agent directing the Escrow Agent to the manner and amount of any disbursement to be made or (B) a certified copy of a judgment of a court of competent jurisdiction determining that an amount is due to Purchaser is delivered to the Escrow Agent.  In either such case, Purchaser shall be entitled to receive the amount due from the Escrow Shares by cancellation of shares in an amount determined by dividing (a) the total amount of Damages set forth in the Joint Instructions or judgment, as applicable, multiplied by 1.5 (unless it was a Third Party Claim the Representative did not elect to defend then the Damages shall be multiplied by 2 as provided in Section 6.3 below) by (b) the average of the closing prices of the Purchaser Securities as set forth on the Over the Counter Bulletin Board as reported by Nasdaq for the 30 trading days after the date of execution of the Joint Instructions or the date of the judgment, as applicable. Notwithstanding the foregoing, in no event shall “(b)” in the foregoing formula be less than $1.00.

6.3           Third Party Claims.  Promptly after Purchaser obtains knowledge of a Third-Party Claim that has been or may be brought or asserted that may be subject to indemnification hereunder, Purchaser shall promptly give notice of such Third-Party Claim to the Representative, stating the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known.  The Representative shall have the right at its election, at any time, to defend any

Third-Party Claim, in which case: (i) the attorneys’ fees of counsel reasonably acceptable to Purchaser (approval of such counsel not to be unreasonably withheld), other professionals’ and experts’ fees and court or arbitration costs incurred by the Representative in connection with defending such Third-Party Claim shall be payable from the Escrow Amount, without the requirement of any consent or approval by the Purchaser (ii) the Purchaser shall not be entitled to be indemnified (from the Escrow Amount or otherwise) for any costs or expenses incurred by the Purchaser in connection with the defense of such Third-Party Claim; (iii) the Purchaser shall be entitled to monitor such defense at its expense; (iv) the Purchaser shall make available to the Representative all books, records and other documents and materials that are under the direct or indirect control of the Purchaser or any of its Subsidiaries or other affiliates and that the Representative considers necessary or desirable for the defense of such Third-Party Claim; (v) the Purchaser shall execute such documents and take such other actions as the Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (vi) the Purchaser shall otherwise fully cooperate as reasonably requested by the Representative in the defense of such Third-Party Claim; (vii) the Purchaser shall not admit any liability with respect to such Third-Party Claim; and (viii) the Representative shall not enter into any settlement agreement providing for the settlement of such Third-Party Claim without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld) if such settlement agreement imposes on the Purchaser or any of its Subsidiaries or other affiliates any obligation, other than an obligation to pay monetary damages in an amount less than the aggregate amount available through the liquidation of the Shares remaining subject to the Escrow Agreement.  If the Representative does not elect to defend such Third Party Claim, Purchaser may defend such claim but any Damages relating to such claim shall be paid to the Purchaser from the Escrow Shares by cancellation of shares in an amount determined by dividing (a) the total amount of Damages set forth on the Claim Notice multiplied by 2 by (b) the average of the closing prices of the Purchaser Securities as set forth on the Over the Counter Bulletin Board as reported by Nasdaq for the 30 trading days after the date of delivery of the Claim Notice.  Notwithstanding the foregoing, in no event shall “(b)” in the foregoing formula be less than $1.00.

6.4           Survival.   The representations and warranties of the Indemnifying Shareholders and the Purchaser set forth in this Agreement shall survive the Closing and shall continue until 15 months after the Closing Date, except for the representations and warranties set forth in Section 3.8, which shall survive until the expiration of the applicable statute of limitations.  Notwithstanding anything to the contrary herein, any claim for indemnification must be made before the expiration of the period of survival set forth above in this Section 6.4.  If a claim for indemnification is made before the expiration of such period, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

6.5           Limitations.

(a)           Except as otherwise set forth in this Agreement or in the case of claims relating to the representations and warranties set forth in Section 3.8, no claim for indemnification pursuant to Section 6.1 shall be made unless asserted by a written notice given to the Representative on or before 15 months from the date of this Agreement.

(b)           The Purchaser shall have no recourse under this Article VII unless and until any claim of Damages by the Purchaser exceeds $50,000 in the aggregate, in which case the Purchaser shall be entitled to recover all Damages in excess of $50,000.  Only individual claims in excess of $5,000 shall be considered “Damages”. Notwithstanding the foregoing, this provision 6.5(b) shall not apply in the case of fraud, active concealment or willful misrepresentation or in the event of a breach of the representations and warranties contained in Section 3.5(c).

6.6           Release of Escrow.  If, after 15 months after the Closing Date (the “Release Date”), shares of the Purchaser’s common stock representing the Purchaser Securities still remain in the Escrow Account and no other claims for Damages are then pending, then any such securities remaining in the Escrow Account shall be disbursed to the Selling Shareholders in the same ratio as set forth on Exhibit A.  For purposes of clarity, the only amount of Shares to remain in the Escrow Account at the end of the 15-month period shall be an amount necessary to satisfy any outstanding Claim Notices, and immediately after the resolution of each outstanding Claim Notice, whether by passage of time, Joint Instructions, or judgment, such Shares shall be released from the Escrow Account to the Selling Shareholders in accordance with the provisions of the Escrow Agreement.

6.7           The Representative.

(a)           The Selling Shareholders and the Indemnifying Shareholders hereby authorize, direct and appoint Bruce Howe to act as sole and exclusive agent, attorney-in-fact and the Representative of the Selling Shareholders, and authorizes and directs the Representative to (i) take any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses for the account of the Selling Shareholders and making any and all determinations) which may be required or permitted by this Agreement or the Escrow Agreement to be taken by the Indemnifying Shareholders, Selling Shareholders (or any of them) or the Representative, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Representative hereunder and under the Escrow Agreement in connection with the transactions contemplated hereby and thereby and (iii) exercise such rights, power and authority as are incidental to the foregoing.  Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Representative consistent therewith, shall be absolutely and irrevocably binding on the Selling Shareholders and Indemnifying Shareholders as if theSelling Shareholders and/or Indemnifying Shareholders personally had taken such action, exercised such rights, power or authority or made such decision or determination in the Indemnifying Shareholders’ or the Selling Shareholders’ individual capacity.  Notwithstanding any other provision of this Agreement, with respect to the matters covered by Article VI, (i) the Selling Shareholders irrevocably relinquish the Selling Shareholders’ right to act independently and other than through the Representative, except with respect to the removal of the Representative or appointment of a successor Representative as provided in Section 7.8(b) below, and (ii) the Selling Shareholders shall not have any right under this Agreement or otherwise to institute any suit, action or proceeding against the Company, the Purchaser or the Escrow Agent with respect to any such matter, any such right being irrevocably and exclusively delegated to the Representative.  The Representative hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as the Representative in accordance with this Agreement and the Escrow Agreement.

(b)           The Representative shall serve as Representative until his resignation, removal from office, incapacity or death; provided, however, that the Representative shall not have the right to resign without (A) prior written notice to the Selling Shareholders and (B) picking a successor reasonably satisfactory to the Purchaser to serve until a successor thereto is elected by the Selling Shareholders.  The Representative may be removed at any time, and a successor representative, reasonably satisfactory to the Purchaser, may be appointed, pursuant to written action by the Selling Shareholders.  Any successor to the Representative shall, for purposes of this Agreement and the Escrow Agreement, be deemed to be, from the time of the appointment thereof in accordance with the terms hereof, the Representative, and from and after such time, the term “Representative” as used herein and therein shall be deemed to refer to such successor.  No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement and the Escrow Agreement.

(c)           The Representative shall be permitted to retain counsel, consultants and other advisors and shall promptly notify the Purchaser after retaining any such person.

(d)           The Purchaser may rely upon the actions, decisions and determinations of the Representative and may assume that all actions, decisions and determinations of the Representative are fully authorized by the Indemnifying Shareholders.  The Purchaser is hereby relieved from any liability to any person for any acts done by the Representative in his capacity as the Representative.

(e)           The Representative shall not be liable to the Indemnifying Shareholders for the performance of any act or the failure to act so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best Shares of the Selling Shareholder.

ARTICLE VII
GENERAL PROVISIONS

7.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given and received if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser, to:	VITAL LIVING, INC.
5080 North 40th Street
Suite 105
Phoenix, AZ 85018-2147
Attn: Mr. Brad Edson
Telephone 602-952-9909
Facsimile: 602-952-7129

with a copy to:	Kelly Lytton & Vann LLP
1900 Avenue of the Stars, Suite 1450
Los Angeles, CA 90067
Attention: Bruce Vann Esq.
Telephone No.: 310-277-5333
Facsimile No.: 310-277-5953

if to the Representative,
to:	Bruce Howe
5375 Mira Sorrento Place, Suite 100
San Diego, CA 92121
Telephone No.: 858-622-0111
Facsimile No.: 858-622-[•]

with a copy to:	Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Lance Bridges, Esq.
Telephone No.: 858-550-6000
Facsimile No.: 858-550-6420

7.2           Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.3           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

7.4           Entire Agreement; Assignment.  This Agreement, the Company Disclosure Schedule, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person or entity other than the parties hereto any rights or remedies hereunder except that the Representative and the Escrow Agent shall have the express rights articulated in Articles VII hereof and in the Escrow Agreement hereto.

7.5           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect.

7.6           Safe Harbor Language.  Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, shareholder or other agent of any party to this Agreement) may disclose to any and all persons and entities, without limitation of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws; and provided further, that for this purpose, (i) the “tax treatment” of the transactions means the purported or claimed federal income tax treatment of the transactions, and (ii) the “tax structure” of the transactions means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions.  For the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of the transactions does not include the name of any party to the transactions or any sensitive business information (including, without limitation, specific information about any party’s intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transactions.

7.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.8           Amendment.  Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, the Purchaser, the Selling Shareholder, the Shareholders’ Representative and the Escrow Agent have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

PURCHASER
Vital Living, Inc.

Name:
Title:

SELLING SHAREHOLDERS

Bruce Howe, Individually	Derek Howe, Individually

Maynard Howe, Individually	Ezra Bejar, Individually

Roger Howe, Individually	David Stenmoe, Individually

John Maher, Individually	Pailla Reddy, Individually

Ryan Howe, Individually	Robert Nemer, Individually

EXHIBIT A
SCHEDULE OF SELLING SHAREHOLDERS

Name and Address	Shares Being Sold	Shares of Common Stock Shares	Escrowed Shares

EXHIBIT B
SPECIFIED ACCOUNTING PRINCIPLES

EXHIBIT C
OPERATING BUDGET

EXHIBIT D
COMPANY DISCLOSURE SCHEDULE

EXHIBIT E
PURCHASER DISCLOSURE SCHEDULE